                                                                      EXHIBIT 12

                         AMERICAN DENTAL PARTNERS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)



                                                                                  Years Ended
                                                                                  December 31,
                                                               -------------------------------------------------
                                                                 1996           1997         1998        1999
                                                               ---------      --------     --------    ---------
Earnings:
Earnings (loss) before income
 taxes ...................................................      $(2,443)      $ 1,194      $ 6,366      $10,601
Add: Fixed charges .......................................           45           865        1,412        2,206
                                                                -------       -------      -------      -------
Earnings (loss) before income taxes, as adjusted .........      $(2,398)      $ 2,059      $ 7,778      $12,807
                                                                =======       =======      =======      =======
Fixed Charges:
Interest expense, including amortization of debt expense .      $    18       $   674      $ 1,193      $ 1,940
Estimated interest factor of non-reimbursed rental expense
   (approximately 1/3 of non-reimbursed rental expense) ..           27           191          219          266
                                                                -------       -------      -------      -------
Total fixed charges ......................................      $    45       $   865      $ 1,412      $ 2,206
                                                                =======       =======      =======      =======

Ratio of earnings to fixed charges .......................          N/A (1)       2.4          5.5          5.8
                                                                =======       =======      =======      =======


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(1)  Earnings before income taxes plus fixed charges were insufficient to cover fixed charges for the year ended December 31, 1996 by $2,398,000.